Macquarie Capital Investment Management Personal Trading Policy
(Extracted from the Macquarie Capital Investment Management Compliance Manual – Nov 2014)

III. Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MCIM.

Failure to comply with MCIM’s pre-clearance, reporting and quarterly certification procedures, as described below, will result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MCIM is a wholly-owned subsidiary of Macquarie Group Limited (MGL), an Australian-based investment bank, MCIM Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

Please pre-clear trades through MGL first before pre-clearing through MCIM. There is no need to pre-clear through MCIM if MGL declines your pre-clear request since the requested trade is already prohibited.

A. MGL Pre-Clearance Requirements

The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates:
http://macnet.internal.macquarie.com/central/employment/ppc/compliance/staff-trading

How to Pre-Clear
Pre-clearance at the MGL level is provided when trading through Macquarie Equities Limited (MEL), alternatively for staff who do not trade through MEL, you can pre-clear your trades on Macnet through the following link:
http://macnet2.macbank/rmd/embargo/staff_self_clearance.asp

B. MCIM Pre-Clearance Requirements
MCIM’s pre-clearance requirements help to protect Access Persons and MCIM/MGU against the following critical transgressions:
☐ Access Persons taking advantage of opportunities more properly belonging to MCIM clients;
☐ Access Persons violating MCIM’s Code of Ethics requirements as established by the Securities and Exchange Commission (SEC);
☐ Access Persons violating insider trading laws; and
☐ Access Persons engaging in front running.

(1) When the Duty to Pre-Clear Arises
The requirement to pre-clear arises when the following two conditions are met:
a) You are the person exercising investment discretion over the trade; and
b) The security to be traded is not on the “Exempt from Pre-Clearance” list. The “Exempt from Pre-Clearance” list is as follows:
☐ Shares issued by open-end funds, except that closed-end funds, exchange traded funds or any MCIM managed funds are subject to pre-clearance;
☐ Direct obligations to the United States (US Treasury securities);
☐ Macquarie Group Limited Stock Options1;
☐ Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments2, including repurchase agreements.
_______________________________
1 Restrictions for trading in these securities are addressed in MGL’s pre-clearance policies.
2 High quality short-term debt instruments mean any instruments having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre-Clearance list, above. Transactions in all other securities must be pre-cleared.

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any Accounts managed by MCIM.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MCIM) on trading in any securities that are not on the Exempt from Pre-Clearance list, these transactions may need to be pre-cleared. You must advise the MCIM CCO or designee before rendering this investment advice.

Independent directors of MGU are expressly excluded from the definition of Access Person under Rule 17j-1(d)(2)(ii) for purposes of providing initial or annual reports of their holdings, or quarterly reports of their trading activity in Covered Securities covered by this Code and for pre-clearing their trades, except for the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placements of securities.

(2) How to Pre-Clear Your Trades with MCIM
To pre-clear at the MCIM level, staff should e-mail a pre-clearance request to the Macquarie Compliance MFG Americas mailbox for approval.

The decision to approve a pre-clearance request lies solely in the discretion of MCIM’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MCIM has, for a client account, traded, paid down, or declined to buy on the day of your pre-clearance request.

The MCIM CCO and MGU CCO are subject to the above requirements as well.

(3) Investment Personnel Trading Restrictions
Additional to the above pre-clearance requirements, Investment Personnel (who include Portfolio Managers, Portfolio Analysts, Traders and foreign exchange (FX) Traders) may not trade in any equity security:
☐ that MCIM has, for a client account, traded or paid down within the past seven (7) calendar days or on the day of your pre-clearance request;
☐ that the Investment Personnel is considering buying or selling within the next seven (7) calendar days.

Investment Personnel will not be required to receive formal pre-clearance to satisfy this requirement. They must, however, personally ensure and will be subject to compliance monitoring, that their personal trading does not violate the above restrictions.

(4) Buying and Selling Shares in MCIM’s Client Accounts
Because some of MCIM’s Client Accounts are listed and trading on a national securities exchange, they are freely tradable. However, as an Access Person has access to material, non- public information regarding such Client Accounts, trading in these Client Accounts is severely limited. The CCO will make a determination on such trading on a case by case basis.
(5) Your Trading Window
MCIM pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MCIM pre-clearance on each subsequent day that the order remains open.

(6) Minimum Holding Period Applies For Purchased Securities
There is a minimum holding period of fourteen calendar days before you sell any securities of an issuer whose securities you just purchased.

2.C. MCIM Access Person Reporting and Certifications

(1) New Access Persons
When an employee is identified as an Access Person by MCIM’s or MGU’s CCO, the Access Persons must submit to MCIM’s or MGU’s CCO, as applicable, within ten (10) calendar days of being advised of the Access Person designation, an initial holdings report that lists all Reportable Securities (as defined in the Definitions section that follows). The information in this report cannot be more than forty-five (45) days old.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph C.(2) below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MCIM clients) on their securities trading or have control of such account(s), please advise the MCIM CCO or designee at the time you start advising as such. These accounts may be subject to pre-clearance and reporting obligations as well.

The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect beneficial ownership interest in:
☐ title, type of security;
☐ as applicable, exchange ticker or CUSIP, number of shares, and principal amount;
☐ the name of any broker, dealer or bank with which the Access Person holds an account in which any reportable securities are held for the Access Person’s direct or indirect benefit; and
☐ the date the report is submitted.

As noted on the first page of the Code of Ethics, immediate family members sharing the same household with an Access Person are themselves deemed to be Access Persons under federal securities law. As such, their holdings reports, as described in this section, must also be provided to MCIM.

The CCO will provide any Access Person whose financial institution(s) do not produce adequate holdings reports with an excel spreadsheet that is formatted to facilitate compliance with this requirement.

(2) Ongoing Quarterly Transactions Reporting
The SEC requires MCIM to collect from its Access Persons on a calendar quarterly basis reports that reflect all transactions that took place during the prior quarter:
☐ in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or
☐ over which the Access Person had control.

MCIM/MGU’s Boards require Access Persons submit quarterly reports regarding transactions in all Reportable Securities and Covered Securities (Access Persons who are MGU Access Persons only, only have to report transactions in Covered Securities), as these terms are defined in the Definitions section that follows. This enables the CCO to survey for improper trades and other trades that could create the perception of any improprieties. The CCO will review all quarterly reports promptly upon receipt to ensure that all Access Persons are in compliance with this section of the Code.

These reports must be submitted within thirty (30) days after each calendar quarter end. Each transaction report must contain the following information, where applicable:
☐ The date of the transaction;
☐ The security description, and as applicable, the exchange ticker or CUSIP number;
☐ Number of shares or par value;
☐ Principal amount of the securities;
☐ Whether the transaction was a purchase or sale or any other type of acquisition/disposition;
☐ The price at which the transaction was effected;
☐ Interest rate and maturity rate;
☐ The name of the broker, dealer or bank with or through which the transaction was effected; and
☐ The date the report is submitted.

If the Access Person has directed all financial institutions where he or she has accounts that hold Covered Securities and/or Reportable Securities to send copies of his or her account statements and trade activity to MGL, or the Access Person is only trading Covered Securities and/or Reportable Securities through MEL, the Access Person does not have to submit a quarterly transaction report to the CCO as long as MGL receives the trade activity and account statements within thirty (30) days of the end of the quarter in which the trades were executed. For Access

Persons trading Covered Securities through MEL, MCIM may request their account activity directly from MEL.

(3) Initial and Quarterly Certifications
The MCIM or MGU CCO or his/her designee will make available to new Access Persons the necessary documentation to enable Access Persons:
☐ to certify their understanding and their willingness to comply with MCIM’s and MGU’s compliance programs, as applicable; and
☐ to confirm that the personal securities holdings information that they have provided is complete and accurate.

The relevant CCO or his/her designee will require each Access Person to confirm that the transactions effected during the period were in accordance with this Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to sign with respect to compliance with MCIM’s Gift and Entertainment Policy as set out below.

(4) Annual Reporting
Every Access Person must submit an updated holdings report (Annual Report) by February 15th of each calendar year. The information in that report cannot be more than forty (45) days old. MCIM’s or MGU’s CCO, as applicable, will notify all Access Persons to submit an Annual Report.

In addition, on an annual basis, the MCIM CCO will require each Access Person to certify that they have complied with the terms of this Code and the MCIM Compliance Manual.